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                                                                    Exhibit 99.2

                               [Form of Opinion]

                        [Ernst & Young LLP Letterhead]

[Closing Date]

Kaiser Ventures Inc.
3633 East Inland Empire Boulevard
Suite 850
Ontario, California 91764

This "Opinion" is being delivered to Kaiser Ventures Inc., a Delaware corporation ("KVI"), in connection with the merger of KVI with and into Kaiser Ventures LLC, a Delaware limited liability company ("KVLLC"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), by and among KVI and KVLLC. Pursuant to the Merger Agreement, (1) KVI will merge with and into KVLLC (the "Merger"); (2) KVLLC will be the surviving company in the Merger; and (3) the separate existence of KVI will terminate. All capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

For purposes of rendering this Opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement on Form S-4 (File No. 333-65194) filed with the Securities and Exchange Commission on July 16, 2001, as amended from time to time (the "Registration Statement"), which includes a proxy statement/prospectus, the Operating Agreement for Kaiser Ventures LLC, as amended and restated (the "Operating Agreement"), and such other presently existing documents, records and federal income tax matters which we have deemed necessary or appropriate in connection with rendering this Opinion.


In addition, we have assumed (1) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and in the manner described in the Registration Statement; (2) the truth and accuracy, as of the date first written above, of the representations and warranties made by KVI and KVLLC in the Merger Agreement; (3) the truth and accuracy of the representations made to us by each of KVI and KVLLC in their respective letters, dated as of the date first written above, and delivered to us for purposes of this Opinion; and
(4) that any representation made "to the knowledge" or similarly qualified is correct without such qualification.

The opinions expressed herein represent our judgment with respect to the proper treatment of certain aspects of the Merger under the federal income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated under the Code, certain rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and certain judicial decisions, all of which are subject to change, retroactively and/ or prospectively. No assurance can be given that such changes will not take place, or that such changes, if they occur, will not affect the opinions expressed herein. Furthermore, our opinions represent only our best judgment of how a court would rule if presented with the issues addressed herein and such opinions are not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinions will not be challenged by the IRS or rejected by a court of competent jurisdiction.
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Kaiser Ventures Inc.                                                      Page 2


Our opinions relate solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This Opinion addresses only the specific issues set forth below and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof, or if any representation, warranty, statement and/ or assumption upon which we have relied in issuing this Opinion is not true and accurate at all relevant times. In the event any statement, representation, warranty or assumption upon which we rely in issuing this Opinion is incorrect, one or more of the opinions expressed herein might be adversely affected and may not be relied upon. No opinion is expressed as to whether the preliminary valuation report issued by Duff & Phelps, LLC is accurate. Moreover, we have assumed that the preliminary valuation report issued by Duff & Phelps, LLC is an accurate reflection of the fair market value of KVI's assets and have relied on the representations received from each of KVI and KVLLC regarding any and all issues related to tax basis and fair market value.

Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

     (1) KVI should recognize a loss under section 336 of the Code to the extent that the adjusted basis of any asset deemed to be distributed to KVI's stockholders as a result of the Merger exceeds the fair market value of such asset;

     (2) Each KVI stockholder should recognize gain or loss, as the case may be, under sections 331 and 1001 of the Code, to the extent of the difference between the fair market value of the assets deemed to be distributed by KVI to such stockholder as a result of the Merger, and such stockholder's adjusted basis in its KVI Stock surrendered in exchange therefor; and


     (3) Immediately following the Merger, KVLLC should be treated as a partnership and not as a "publicly traded partnership" within the meaning of section 7704(b) of the Code.

This Opinion is furnished to you for your benefit in connection with the Merger. It is not to be used, circulated, quoted or otherwise referred to for any other purpose, without our prior written consent. This Opinion is expressed as of the date first written above, and we disclaim any undertaking to advise you of any subsequent changes in respect of the matters stated or assumed herein or any subsequent changes in applicable law.


                              Very truly yours,